Exhibit 21.1

Smart Sand, Inc. and Subsidiaries

List of Subsidiaries as of December 31, 2017

Subsidiaries	State of Organization

Fairview Cranberry Company, LLC	Wisconsin

Will Logistics, LLC	Pennsylvania

Smart Sand Live Oak LLC	Delaware

Smart Sand Fayette County LLC	Delaware

Smart Sand Hixton LLC	Delaware

Smart Sand Reagan County LLC	Delaware

Smart Sand Tom Green County LLC	Delaware

Smart Sand Oakdale LLC	Delaware

SSI Logistics LLC	Delaware

SSI Permian I, LLC	Delaware

SSI Permian II, LLC	Delaware